Exhibit 10.12

EMPLOYMENT AGREEMENT

            This Employment Agreement (this “Agreement”) is entered into as of the 16th day of February, 2001, between High Speed Net Solutions, Inc., a Florida corporation (the “Company”), and Gary Ban (the “Executive”).

RECITALS:

            WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

            NOW, THEREFOR, in consideration of the mutual premises herein contained, the parties agree as follows:

            1.         Employment.  The Company hereby employs Executive as Chief Operating Officer and Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

            2.         Duties of Executive.

                        2.1       Executive shall report directly to Chief Executive Officer, and shall perform such duties consistent with his position as Chief Operating Officer pursuant to the direction of the Chief Executive Officer and the Board.

                        2.2       Executive shall be required to devote his full business time, attention and effort to the Company’s business and affairs except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability and shall perform diligently such duties as are customarily performed by executives in similar positions with companies similar in character or size to the Company, all subject to the direction of the Chief Executive Officer and the Board, together with such other duties as may be reasonably requested from time to time by the Board, which duties shall be consistent with his positions as set forth above.  Executive agrees to use all of his skills and business judgment and render services to the best of his ability to serve the interests of the Company.  Subject to the terms of Section 8 hereof, this shall not preclude Executive from serving on community and civic boards, participating in industry associations, pursuing his personal financial and legal affairs or otherwise engaging in other activities, so long as such activities do not unreasonably interfere with his duties to the Company.

            3.         Support Services.  Executive shall be entitled to all the administrative, operational and facility support customary to a similarly situated executive.  This support shall include, without limitation, a suitably appointed private office, a secretary or administrative assistant, and payment of or reimbursement for reasonable cellular telephone expenses, travel and entertainment expenses, expenses of Executive maintaining his professional license and standing and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company.  Executive agrees to provide documentation of these expenses as may be reasonably required.

            4.         Term. The term of Executive’s employment shall begin as of February 16, 2001 and shall end on February 16, 2004, unless sooner terminated pursuant to Section 7 hereof (the “Term”).

            5.         Compensation.  Throughout the Term, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 5.

                        5.1       Base Salary.  The  Company shall pay to Executive a base salary (“Base Salary”), payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly), of $175,000 per annum.  The Board shall annually review Executive’s Base Salary in light of the base salaries paid to other executives of the Company and the performance of Executive, and the Company may, in its discretion, increase such Base Salary by an amount it determines is appropriate.  Once Executive’s Base Salary is increased, it shall not thereafter be reduced.

                        5.2       Signing Bonus.  The Company shall pay to Executive a signing bonus in the form of:

                                    (a)        options, subject to, the terms and conditions of the Company’s 2000 Equity Compensation Plan and NonQualified Stock option agreement attached hereto as Exhibit A (the “Option Agreement”).

                        5.3       Performance Bonus.  The Company shall pay to Executive bonus compensation for each fiscal year, or part thereof that he is employed by the Company, in an amount to be determined at the discretion of the Board, provided that such bonus shall be commensurate with other bonuses paid to employees of the Company and shall take into account the total compensation paid to executives of other companies which would be competitive for Executive’s services.

                        5.4       Insurance.  The Company shall provide medical, vision, hospitalization, disability and dental insurance for Executive, his spouse and eligible family members, subject to and in accordance with the Company’s policy, the proportion of the cost thereof to be borne by the Company and Executive to be in accordance with such policy.

                        5.5       Employee Benefit Plans.  Executive shall be eligible to participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof (and nothing in this Agreement shall, or shall be deemed to, in any way affect Executive’s rights and benefits thereunder except as expressly provided herein).

                        5.6       Other Benefit Plans.  Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, at the highest level provided for any employee.  Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                        5.7       Vacation.  Executive shall be entitled to Twenty (20) days of vacation allowance each year, which shall accrue at the rate of five (5) days per calendar quarter, but may be used in advance of accrual.  Vacation days not used in one calendar year shall carry over to the following calendar year(s) up to a maximum of ten days. Executive shall also be entitled to a sick leave allowance as provided under the Company’s vacation and sick leave policy for executive officers.

                        5.8       Automobile Allowance.  The Company shall provide an automobile allowance in the amount of Six Hundred dollars ($600) per month.  Executive shall be responsible for taxes that may be due, if any, as a result of this allowance.

                        5.9       Special Bonus.  The Company shall pay to Executive a one time bonus equal to fifty percent of Base Salary payable as mutually agreed upon.

            6.         Permanent Disability.

                        6.1       For purposes of this Agreement, Executive’s “Permanent Disability” shall be deemed to have occurred one day after one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period, or one day after one hundred twenty consecutive days, during which 180 or 120 days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement.

                        6.2       If either the Company or Executive, after receipt of notice of Executive’s Permanent Disability from the other, disputes that Executive’s Permanent Disability shall have occurred, Executive shall promptly submit to a physical examination by a physician at any major accredited hospital and, unless such physician shall issue his written statement to the effect that, in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging fully his duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on the day above specified.

            7.         Termination.

                        7.1       Bases for Termination.  Executive’s employment under this Agreement and the Term shall be terminated immediately on the death of Executive and may be terminated by the Board:

                                    (a)        at any time after the Permanent Disability of Executive;

                                    (b)        at any time for “Cause” (as defined in Section 7.8 hereof); or

                                    (c)        at any time without Cause.

                        7.2       Termination by Death.  If Executive’s employment is termination by death, Executive’s estate or designated beneficiaries shall be entitled to receive:

                                    (a)        life insurance benefits pursuant to any life insurance policy purchased by the Company;

                                    (b)        a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 5.3 but no less than a pro rata portion of Executive’s bonus for the prior year;

                                    (c)        other benefits, payable within ninety (90) days after the date of Executive’s death; and

                                    (d)        reimbursement for all expenses incurred by Executive pursuant to Section 3 hereof.

                        7.3       Termination for Permanent Disability.  If Executive’s employment is terminated by the Company for Permanent Disability, Executive shall be entitled to receive:

                                    (a)        severance compensation equal to what would have been his Base Salary under Section 5.1 hereof, payable at such times as his Base Salary would have been paid if his employment had not been terminated (or, at the election of Executive, in a lump sum without discount), for the longer of 6 months or the remainder of what would have been the Term (but no longer than 6 months), less any amounts payable under any disability insurance policy provided by the Company or purchased by Executive, the cost of which is reimbursed by the Company, which are payable in respect of the period after such termination;

                                    (b)        a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 5.3, but no less than a pro rata portion of Executive’s bonus for the preceding calendar year;

                                    (c)        other benefits, payable within ninety (90) days after termination for Permanent Disability, accrued by him hereunder up to and including the date of such termination;

                                    (d)        continuation of the insurance provided by the Company pursuant to Section 5.4 for the longer of 6 months or the remainder of the Term (but not longer than 6 months), or if not available a lump sum payment of an amount equal to the fair value of such insurance; and

                                    (e)        reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

                        7.4       Termination by the Company without Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause (as defined in Section 7.8(a)) or by Executive for Good Reason (as defined in Section 7.8(e)), Executive shall be entitled to receive:

                                    (a)        severance compensation equal to what would have been his Base Salary under Section 5.1 hereof, payable at such times as his Base Salary would have been paid if his employment had not been terminated (or, at the election of Executive, in a lump sum without discount), for the longer of 6 months or the remainder of what would have been the Term (but no longer than 6 months);

                                    (b)        a cash lump sum payment in respect of accrued but unused vacation days;

                                    (c)        a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 5.3, but no less than a pro rata portion of Executive’s bonus for the preceding calendar year;

                                    (d)        acceleration of the vesting of one hundred percent (100%) of the unvested portion of Executive’s stock options or other stock-based awards, together with the right to exercise such stock options or awards for a period equal to the greater of (i) the remaining term for exercising such options or awards under the applicable agreement and/or plan, or (ii) one year following the date of termination;

                                    (e)        other benefits, payable within ninety (90) days after the date of such termination, accrued by him hereunder up to and including the date of such termination;

                                    (f)         continuation of the insurance provided by the Company pursuant to Section 5.4 for the longer of 6 months or the remainder of the Term (but not longer than 6 months), or if not available a lump sum payment of an amount equal to the fair value of such insurance; and

                                    (g)        reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

            The payments due Executive pursuant to Section 7.4(a) and (c) shall not be made, and the rights set forth in Section 7.4(d) shall not begin, unless and until the Company has received from Executive an executed, effective General Release, dated on or after the date of termination, substantially as set forth in Exhibit C to this Agreement.  Further, the Company shall have the right to terminate any payments due Executive hereunder at any time Executive fails to honor the restrictive covenants set forth in Section 8 hereof.  Such General Release may be modified by the Company to reflect certain state or local laws, statutes, codes or regulations which specifically apply to Executive.

                        7.5       Termination by the Company for Cause or by Executive without Good reason.  If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (other than as a result of Executive’s Permanent Disability or Death), the Company shall not have any other or further obligations to Executive under this Agreement (except (I) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Sections 5.5 and 5.6 hereof, (ii) as to that portion of any unpaid Base Salary and other benefits accrued and earned under this Agreement through the date of such termination, (iii) as to benefits, if any, provided by any insurance policies in accordance with their terms, and (iv) reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination).  In addition, if Executive’s employment is terminated by the Company for Cause at any time during the Term, Executive shall immediately forfeit any and all unvested stock rights, stock options and other such unvested incentives or awards previously granted to him by the Company.  The foregoing sentence shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

                        7.6       Termination by Executive Upon a Change in Control.  If Executive’s employment is terminated as set forth in this Section 7.6 as Termination Upon a Change in Control (as defined in Section 7.8(g) hereof), Executive shall receive:

                                    (a)        severance compensation equal to what would have been his Base Salary under Section 5.1 hereof, payable at such times as his Base Salary would have been paid if his employment had not been terminated (or, at the election of Executive, in a lump sum without discount), for the longer of 18 months or the remainder of what would have been the Term

                                    (b)        a cash lump sum payment in respect of accrued but unused vacation days;

                                    (c)        a pro rata portion of the bonus applicable to the calendar year in which such termination occurs, payable when and as such bonus is determined under Section 5.3, but no less than a pro rata portion of Executive’s bonus for the preceding calendar year;

                                    (d)        acceleration of the vesting of one hundred percent (100%) of the unvested portion of Executive stock options or other stock-based awards, together with the right to exercise such stock options or awards for a period equal to the greater of (I) the remaining term for exercising such options or awards under the applicable agreement and/or plan, or (ii) one year following the date of termination;

                                    (e)        other benefits, payable within ninety (90) days after the date of such termination, accrued by him hereunder up to and including the date of such termination;

                                    (f)         continuation of the insurance provided by the Company pursuant to Section 5.4 for the longer of 12 months or the remainder of the Term (but not longer than 12 months), or if not available a lump sum payment of an amount equal to the fair value of such insurance; and

                                    (g)        reimbursement for all expenses incurred by Executive pursuant to Section 3 prior to his termination.

                        7.7       Termination Upon Cessation of Business.  The Company shall have the right to immediately terminate Executive’s employment under this Agreement upon a Cessation of Business (as defined in Section 7.8(b)).  Upon termination in connection with a Cessation of Business, the Company shall (I) pay to Executive the Base Salary, and (ii)       provide the same health insurance benefits to which Executive is entitled hereunder, in each case until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the three month period commencing on the date Executive is terminated.  The Company may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.

                        7.8       Definitions.  As used herein:

                                    (a)        “Cause” shall mean:

                                                (1)        active participation by Executive in fraudulent conduct against the Company, conviction of or a plea of guilty or nolo contendere with respect to a felony involving theft or moral turpitude, an act or series of deliberate acts which were not taken in good faith by Executive and which, in the reasonable judgment of the Board, results or will likely result in material injury to the business, operations or business reputation of the Company, or an act or series of acts constituting willful malfeasance or gross misconduct;

                                                (2)        a substantial and continual refusal by Executive in breach of this Agreement to perform the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof, which breach has not been cured (if it is of a nature that can be cured) to the Board’s reasonable satisfaction within ten (10) days after the Company gives written notice thereof to Executive;

                                                (3)        excessive absenteeism by Executive; provided that absenteeism (i) related to illness or otherwise covered by Section 6 hereof, (ii) required to be permitted under applicable federal or state laws, or (iii) permitted under Company policy, shall not be deemed to be excessive; or

                                                (4)        the voluntary resignation of Executive without Good Reason (as defined below) and without the prior consent of the Board.

            Executive shall be permitted to respond and defend himself before the Board within thirty (30) days after delivery to Executive of written notification of any proposed termination for Cause which specifies in detail the reasons for such termination.  If the majority of the members of the Board (excluding Executive) do not confirm that the Company had grounds for a “Cause” termination, Executive shall have the option to treat his employment as not having terminated or as having been terminated pursuant to a termination without Cause.

                                    (b)        “Cessation of Business” shall mean the Company’s ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, in connection with a good faith determination by the Board that the continuing operation of the business in its ordinary course is reasonably likely to render the Company unable to meet its liabilities as they mature.

                                    (c)        A “Change in Control” shall occur if:

                                                (1)        there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation;

                                                (2)        any Person (as defined in Section 2(a)(2) of the Securities Act of 1933, as amended) other than the Company, is or becomes the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company) of thirty percent (30%) or more of the combined voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors;

                                                (3)        the Company sells, leases, exchanges or otherwise transfers all or substantially all of its property and assets (in a transaction or series of transactions contemplated or arranged by any party as a single plan);

                                                (4)        Continuing Directors cease to constitute at least a majority of the Board; or

                                                (5)        a majority of the Outside Directors determine that a Change in Control has occurred.

                                    (d)        “Continuing Directors” shall mean the members of the Board in office on February 16, 2001, and any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director’s nomination or selection and who is not an “affiliate” or “associate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any person who is the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company), of 10% or more of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

                                    (e)        “Good Reason” means a termination of Executive’s employment by Executive within ninety (90) days following:

                                                (1)        a reduction in Executive’s Base Salary or incentive compensation or equity participation opportunity;

                                                (2)        a material reduction in Executive’s position(s), duties and responsibilities or reporting lines from those described in Section 2 hereof;

                                                (3)        a change in the location of the Company’s headquarters or of the office of Executive from the Raleigh metropolitan area;

                                                (4)        a material breach of this Agreement by the Company if such breach is not cured within 15 days of written notice thereof by Executive to the Company; or

                                                (5)        any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to Executive to assume and perform this Agreement, as contemplated by Section 11.3 hereof.

            Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (B) unless Executive shall have delivered a written notice to the Board within thirty (30) days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) days of the receipt of such notice.

                                    (f)         “Outside Director” means a member of the Board who is not, and who during the past six months was not, an employee of officer of the Company.

                                    (g)        “Termination Upon a Change in Control” means:

                                                (1)        a termination by Executive for Good Reason within one year following a Change in Control;

                                                (2)        declination by Executive of an offer of employment from the Company or the Company’s successor, for Good Reason at or in anticipation of a Change in Control, if Executive would not have been permitted to retain Executive’s existing position; or

                                                (3)        termination of Executive’s employment by the Company or the Company’s successor within one year following a Change in Control other than a termination for Cause or a termination resulting from Executive’s death or Permanent Disability.

                        7.8       Mitigation of Damages.  Executive is not required to mitigate the amount of any payments to be made by the Company pursuant to this Agreement following his termination by seeking other employment or otherwise.  In addition, the amount of any post-termination payments provided for in this Agreement shall, except as otherwise expressly provided herein, not be reduced by any remuneration earned by Executive during the period following the termination of his employment as a result of employment by another employer or otherwise after the date of termination of his employment with the Company.

                        7.9       Golden Parachute Excise Tax Gross-Up.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay such excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence.  Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section shall be made in writing by the Company’s independent accountants who audit the Company’s financial statements, working together with Executive’s accountants.  In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Section 4999 excise tax did not apply to Executive.  For purposes of making the calculations required by this Section, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position.  The Company and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section.

            8.         Covenants and Confidential Information.

                        8.1       Restrictive Covenants.  Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the term.  In light of such reliance and expectation on the part of the Company, during the applicable period hereafter specified in Section 8.2, Executive shall not, directly or indirectly, do or suffer either of the following;

                                    (a)        (1)        own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, information processing of multimedia over mobile and wireless networks  within the United States in competition with the Company; provided, however, that the beneficial and/or record ownership of not more than 4.9% of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

                                                (2)        solicit any business or contracts from any customers of the Company or its affiliates, any past customers of the Company or its affiliates, or any prospective customers of the Company or its affiliates (i.e., potential customers from which the Company or its affiliates has solicited business at any time during the one year period preceding the expiration or termination of the Term), except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

                                                (3)        induce or attempt to induce any such customer to alter its business relationship with the Company or its affiliates except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

                                                (4)        solicit or induce or attempt to solicit or induce any employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever or hire any employee or any person who was an employee of the Company or its affiliates within the twelve (12) month period prior to such hiring; or

                                    (b)        disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with Executive’s duties hereunder, any confidential or proprietary information relating to the Company’s business, prospects, finances, operations or properties or other trade secrets of the Company, it being acknowledged by Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information: (A) is clearly obtainable in the public domain; (B) becomes obtainable in the public domain, except by reason of the breach by Executive of the terms hereof or by another person barred by a similar duty of confidentiality; or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

                        8.2       Applicable Periods.  The applicable periods shall be:

                                    (a)        so long as Executive is an employee of the Company;

                                    (b)        as to Section 8.1(b), at any time after Executive is no longer an employee of the Company; and

                                    (c)        for a period of 6 months after termination of employment.

                        8.3       Injunctive Relief.  Executive agrees and understands that the remedy at law for any breach by him of this Section 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.  Nothing in this Section 8 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 8 which may be pursued or availed of by the Company.

                        8.4       Acknowledgment by Executive.  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

                        8.5       Survival.  Executive acknowledges that Executive’s obligations under this Section 8 shall survive in accordance with Section 8.2 hereof regardless of whether Executive’s employment by the Company is terminated, voluntarily or involuntarily, by the Company or Executive, with Cause or without Cause, or the Executive with or without Good Reason.

            9.         Proprietary Rights.

                        9.1       At all times during the Term, all right, title and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material.  At all times during the Term, Executive agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, and the Company agrees to pay expenses associated with such copyright registration.  Works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire” as defined in the U.S. Copyright Act.  In addition, Executive hereby assignees to the Company all proprietary rights, including but not limited to, all patents, copyrights, trade secrets and trademarks Executive might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data related to Executive’s access to confidential information of the Company during the Term.

                        9.2       All know-how and trade secret information conceived or originated by Executive which arises out of the performance of his obligations or responsibilities under this

Agreement during the Term shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

                        9.3       If, during the term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company.  Except as formally approved by the Board, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

                        9.4       Upon termination of the Term, Executive shall deliver promptly to the Company all records, manuals, books, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, customer and prospective customer lists, and copies of all of the foregoing, which are the property of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

                        9.5       The obligations of Executive under this Section 9 shall survive the termination or expiration of the Term.

            10.       Indemnification.  During the Term, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law.  If any claim is asserted hereunder with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall pay Executive’s legal expenses (or cause such expenses to be paid), on a monthly basis, provided that Executive shall reimburse the Company for such amounts if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification.  In addition, the Company agrees to provide Executive with coverage under a directors and officers liability insurance policy.

            11.       Miscellaneous.

                        11.1     Representation and Warranty by Executive.  Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                        11.2     Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, nevertheless shall be binding and enforceable.

                        11.3     Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the

Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company shall require such successor to expressly agree to assume the obligations of the Company hereunder.

                        11.4     Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mediation, and if not settled within 14 days of the submission to meditation, by arbitration in accordance with the Voluntary Arbitration Rules of the American Arbitration association, and the arbitration shall be held in the Raleigh, North Carolina area.  The arbitrator shall be acceptable to both the Company and Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three (3) arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  The arbitrator or arbitrators shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 11.4 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of his covenants contained in Section 8 hereof.  All costs and expenses of arbitration shall be paid one-half by the Company and one-half by Executive.

                        11.5     Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, send by facsimile or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

                        If to the Company or the Board:

                                    High Speed Net Solutions, Inc.

                        If to Executive:   Gary E. Ban

            Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon receipt.  Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

            Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

                        11.6     Amendment.  This Agreement may only be amended by written agreement of the parties hereto.

                        11.7     Beneficiaries; References.  Executive shall be entitled to select (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                        11.8     Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

                        11.9     Governing law.  This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law.  For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

                        11.10   Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to the subject matter hereof.

                        11.11   Withholding.  The Company shall be entitled, to the extent permitted or required by law, to withhold from any payment of any kind due Executive under this Agreement to satisfy the tax withholding obligations of the Company under applicable law.

                        11.12   Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto, having duly been authorized, have executed this Agreement as of the date first above written.

High Speed Net Solutions, Inc.	Gary E. Ban

By: /s/ Bjorn Jawerth	/s/ Gary E. Ban

Name: Bjorn Jawerth

Title: Chief Executive Officer

Exhibit __

General Release

            I hereby release, acquit and forever discharge High Speed Net Solutions, Inc. (the “Company”) and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this General Release, including but not limited to:

            (i)         any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the conclusion of that employment;

            (ii)        claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation;

            (iii)       claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the federal Age Discrimination and Employment Act of 1967, as amended; the Employee Retirement Income Security Act, the Equal Pay Act, tort law, contract law, or the law of wrongful discharge, discrimination, harassment, fraud, misrepresentation, defamation, libel, emotional distress, and breach of the implied covenant of good faith and fair dealing.

            I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted hereby.  I agree that in the event I bring a claim covered by this release in which I seek damages against the Company or in the event I seek to recover against the Company  in any claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such claims.  However, nothing in this General Release releases, acquits or discharges any entity from any obligations to me for payments or other consideration set forth specifically in my Employment Agreement with the Company.

ADEA Waiver and Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:

(a)        my waiver and release do not apply to any rights or claims that may arise after the execution date of this General Release;

(b)        I have been advised hereby that I have the right to consult with an attorney prior to executing this General Release;

(c)        I have forty-five (45) days to consider this General Release (although I may choose to voluntarily execute this General Release earlier);

(d)        I have seven (7) days following the execution of this General Release to revoke the General Release; and

(e)        this General Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this General Release is executed by me.

Executive

By: _________________________

Date: _________________________